Exhibit 10.12

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT, dated as of May 30, 2023 (this “Second Amendment”) made by NORDEA BANK ABP, NEW YORK BRANCH (“Nordea”), as administrative agent (together with its successors and assigns, the “Administrative Agent”), with respect to that certain Credit Agreement, dated as of August 3, 2021, by and among GENCO SHIPPING & TRADING LIMITED, as borrower (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, the Administrative Agent, Nordea, as collateral agent and each other party party thereto (as amended by that certain First Amendment to Credit Agreement dated as of November 8, 2022, and as further amended, restated, amended and restated, supplemented or otherwise modified and in effect prior to the date hereof, the “Existing Agreement”). Capitalized terms used and not defined herein or in the Existing Agreement shall have the meanings assigned to such terms in Exhibit A attached hereto.

RECITALS

WHEREAS, certain loans or other extensions of credit under the Existing Agreement or other Existing Documents bear or are permitted to bear interest, or incur or are permitted to incur fees, commissions or other amounts, based on the LIBOR Rate in accordance with the terms of the Existing Agreement or the other Existing Documents;

WHEREAS, the events set forth in Section 2.11(a)(i) of the Existing Credit Agreement have  occurred with respect to the LIBOR Rate, and,  in accordance with such  Section 2.11(a)(i),  the LIBOR Rate has or will be replaced with the Benchmark Replacement (as defined in the Existing Agreement) for purposes of the Existing Agreement and the other Existing Documents for settings of benchmark rates that occur on or after the Transition Date (as defined in Exhibit A hereto) in accordance with the benchmark replacement provisions set forth in any applicable Existing Document, and pursuant thereto the Administrative Agent is exercising its right to make certain benchmark replacement conforming changes in connection with the implementation of the applicable benchmark replacement as set forth herein; and

WHEREAS, the amendments and modifications set forth in this Second Amendment constitute benchmark replacement conforming changes (or other similar conforming changes) for purposes of the Existing Agreement and the other Existing Documents;

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the following shall be effective:

Article I.Amendment.  Notwithstanding anything to the contrary contained in the Existing Agreement or in any other Existing Document, the Existing Agreement and each other applicable Existing Document are each hereby amended and modified to give effect to the provisions set forth on Exhibit A hereto on and as of June 30, 2023 (the “Effective Date”).
Article II.Notice.  To the extent that the Administrative Agent is required (pursuant to any Existing Document or otherwise) to provide notice to the Borrower, any Lender or any other party party to the Existing Agreement of (i) a benchmark replacement (or other analogous or similar event) with respect to the LIBOR Rate, (ii) a benchmark replacement date (or other analogous or similar date), (iii) the implementation of Adjusted Term SOFR as a benchmark replacement (or other analogous or similar term) or (iv) any benchmark replacement conforming changes (or other similar conforming changes) in connection with the adoption and implementation of Adjusted Term SOFR or the use and administration thereof, this Second Amendment shall constitute such notice.

Article III.Miscellaneous.
Section 3.01Survival.  Except as expressly provided in this Second Amendment, all of the terms, provisions, covenants, agreements, representations and warranties and conditions of the Existing Agreement and the other Existing Documents shall be and remain in full force and effect as written, unmodified hereby.  In the event of any conflict between the terms, provisions, covenants, representations and warranties and conditions of this Second Amendment, on the one hand, and the Existing Agreement or any other applicable Existing Document, on the other hand, this Second Amendment shall control.
Section 3.02Severability.  Any term or provision of this Second Amendment that is invalid, illegal or unenforceable in any jurisdiction shall, solely as to that jurisdiction, be ineffective solely to the extent of such invalidity, illegality or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Second Amendment or affecting the validity, legality or enforceability of any of the terms or provisions of this Second Amendment in any other jurisdiction. If any provision of this Second Amendment is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.
Section 3.03Governing Law.  This Second Amendment and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Second Amendment and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the jurisdiction that governs the Existing Agreement in accordance with the terms thereof.
Section 3.04Entire Agreement; Capitalized Terms.  This Second Amendment, the Existing Agreement (as amended hereby) and the other applicable Existing Documents (as amended hereby) constitute the entire agreement among the parties to the Existing Agreement and such other applicable Existing Document with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and verbal, among such parties or any of them with respect to the subject matter hereof.  Any exhibits or annexes attached hereto (including, without limitation, Exhibit A) are hereby incorporated herein by reference and made a part hereof.
Section 3.05Binding Effect, Beneficiaries.  This Second Amendment shall be binding upon and inure to the benefit of the parties to the Existing Agreement and each other applicable Existing Document and their respective heirs, executors, administrators, successors, legal representatives and assigns, and no other party shall derive any rights or benefits herefrom.
Section 3.06Construction.  This Second Amendment shall be construed without regard to any presumption or other rule requiring construction against the party drafting this Second Amendment.
Section 3.07Notices.  All notices relating to this Second Amendment shall be delivered in the manner and subject to the provisions set forth in the Existing Agreement.
Section 3.08Electronic Execution.  Delivery of an executed counterpart of a signature page of this Second Amendment by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Second Amendment.  The words “execution,” “signed,” “signature,” and words of like import in this Second Amendment shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 3.09Headings.  Article and Section headings used herein are for convenience of reference only, are not part of this Second Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Second Amendment.
Section 3.10Reference to and Effect on the Existing Agreement and the Other Existing Documents.  On and after the Effective Date, each reference in any Existing Document to such Existing Document and the use therein of “hereunder”, “herein” or words of like import referring to such Existing Document, and each reference in the other Existing Documents to another Existing Document and the use therein of “thereunder”, “thereof” or words of like import referring to such Existing Document, shall, in each case, mean and be a reference to such Existing Document as amended by this Second Amendment.  Except as specifically amended by this Second Amendment, the Existing Agreement and the other Existing Documents shall remain in full force and effect (with the same priority, as applicable) and are hereby ratified and confirmed and this Second Amendment shall not be considered a novation.  The execution, delivery and performance of this Second Amendment shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender or any other party under, the Amended Agreement, any of the other Amended Documents or otherwise.  This Second Amendment shall be deemed to be a “Loan Document”, “Credit Document”, “Transaction Document”, “Financing Agreement” or “Related Document” (or other analogous or similar defined term) for purposes of the Amended Agreement and the other Amended Documents.

[Signature Page Follows]

IN WITNESS WHEREOF, the Administrative Agent has caused this Second Amendment to be duly executed by its respective authorized officer(s) as of the day and year first above written.

NORDEA BANK ABP, NEW YORK BRANCH,
as Administrative Agent

By:/s/ Erik Havnvik
Name: Erik Havnvik
Title: Head of Shipping & Offshore, Americas

By: /s/ Anna Cecilie Ribe
Name: Anna Cecile Ribe
Title: Associate

EXHIBIT A

[Conforming Changes Amendments]

EXHIBIT A

Notwithstanding anything to the contrary contained in the Existing Agreement or in any other Existing Document, the Existing Agreement and each other applicable Existing Document are each hereby amended and modified to give effect to the provisions set forth on this Exhibit A.

Article I.Definitions, Etc.
Section 1.01Defined Terms.  The following terms shall have the following meanings for purposes of the Second Amendment, including without limitation, this Exhibit A, and the provisions contained herein:

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) (x) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, (y) 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, and (z) 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor (if any), then Adjusted Term SOFR shall be deemed to be the Floor.

“Amended Agreement” means the Existing Agreement, as amended pursuant to the Second Amendment.

“Amended Documents” means the Existing Documents, as amended pursuant to the Second Amendment.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)

(a)[reserved];

(b)the sum of: (i) Daily Simple SOFR and (ii) 0.11448% (11.448 basis points) for an interest payment period of one-month’s duration, 0.26161% (26.161 basis points) for an interest payment period of three-months’ duration, and 0.42826% (42.826 basis points) for an interest payment period of six-months’ duration; or

(c)the sum of: (i) Daily Compounded SOFR and (ii) 0.11448% (11.448 basis points) for an interest payment period of one-month’s duration, 0.26161% (26.161 basis points) for an interest payment period of three-months’ duration, and 0.42826% (42.826 basis points) for an interest payment period of six-months’ duration, and

(2)the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving  or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement  and the other Loan Documents.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or
(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Existing Documents” means the Existing Agreement, each other “Loan Document” and all other agreements, documents and instruments executed and delivered in connection with the Existing Agreement and the Credit Extensions thereunder, each as amended or otherwise modified immediately prior to giving effect to the Second Amendment, including without limitation any note, guarantee, security document, mortgage, fee letter or certificate; provided that no derivative, swap agreement, hedge agreement or ISDA confirm (or other analogous or similar document) shall constitute an Existing Document for purposes of the Second Amendment or the provisions contained in the Second Amendment.

“LIBOR Rate” has the meaning ascribed to it under the Existing Agreement.

“LIBOR Rate Loan” has the meaning ascribed to it under the Existing Agreement.

“LIBOR Rate Related Definitions” means any term defined in the Existing Agreement or any other Existing Document (or any partial definition thereof) as in effect immediately prior to giving effect to the provisions of the Second Amendment on the Transition Date, however phrased, primarily relating to the determination, administration or calculation of the LIBOR Rate, including by way of example any instances of the “LIBOR Rate” and other applicable terms phrased as “Adjusted LIBOR Rate”, “Early Opt-in Effective Date”, “Early Opt-in Election”, “Interpolated Screen Rate”, “LIBOR Rate Loan”, “LIBOR Screen Rate”, “Reuters Screen LIBOR01 Page” and “Statutory Reserves”.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Credit Extension” means any Credit Extension bearing interest or incurring fees, commissions or other amounts based upon Adjusted Term SOFR.

“Term SOFR” means, for any calculation with respect to a SOFR Credit Extension, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and the Term SOFR Reference Rate has not been replaced as a benchmark rate pursuant to the terms hereof, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Transition Date” means the Effective Date.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

Section 1.02Definitions.  The Existing Agreement and each other applicable Existing Document (if any) are each hereby amended and modified to incorporate the definitions set forth in Section 1.01 of this Exhibit A, mutatis mutandis, to the extent used in any such Existing Document, including as a result of the effectiveness of the Second Amendment.  If the Existing Agreement or any other Existing Document as in effect immediately prior to giving effect to the provisions of the Second Amendment already defines any term defined in Section 1.01 of this Exhibit A, the definition in Section 1.01 of this Exhibit A shall supersede such definition in the Existing Agreement or such Existing Document, if applicable, for the purpose and solely for the purpose of the definitions and provisions contained in the Second Amendment. However, capitalized terms used but not defined in this Exhibit A shall have the meanings ascribed to them in the Existing Agreement.
Section 1.03Rules of Construction.  For the avoidance of doubt, if and to the extent that the Existing Agreement or any other Existing Document does not, immediately prior to the effectiveness of the Second Amendment, include any provision or term that would be modified pursuant to any provision of Article II or Article III of this Exhibit A, such provision of Article II or Article III of this Exhibit A shall be disregarded to such extent.
Section 1.04Additional Conforming Changes. Nothing in the Second Amendment shall restrict or impact the ability or right of the Administrative Agent to make any future modifications, supplements, amendments, technical, administrative or operational changes or other conforming changes that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of Adjusted Term SOFR and to permit the use and administration thereof by the Administrative Agent to the extent permitted pursuant to the Amended Agreement and the other Amended Documents.
Article II.Discontinuance of the LIBOR Rate.
Section 2.01LIBOR Rate Loans.  Notwithstanding any provision of the Existing Agreement or any other Existing Document to the contrary, regardless of whether LIBOR Rate is operational, reported, published on a synthetic basis or otherwise available in the market as of the Transition Date, subject to Article IV of this Exhibit A:  (a) no LIBOR Rate Loan shall be available, requested or made thereunder, (b)

any request to convert an existing Credit Extension to a LIBOR Rate Loan shall be ineffective and (c) any request for a new LIBOR Rate Loan, or to continue, renew, extend, reinstate or increase an existing LIBOR Rate Loan as a LIBOR Rate Loan, shall be ineffective, in each case, to the extent that any such LIBOR Rate Loan would, but for the provisions of this Exhibit A, reference a setting of the LIBOR Rate on or after the Transition Date.
Section 2.02LIBOR Rate Related Definitions.  Notwithstanding any provision of the Existing Agreement or any other Existing Document to the contrary, subject to the provisions of Article IV of this Exhibit A, from and after the Transition Date, the LIBOR Rate Related Definitions shall be deemed deleted from the Existing Agreement and each other applicable Existing Document and of no further force or effect, unless otherwise defined hereunder.
Article III.New SOFR Credit Extensions.
Section 3.01Modification to LIBOR Rate Definitions and Provisions.  Notwithstanding any provision of the Existing Agreement or any other Existing Document to the contrary, subject to the provisions of Article IV of this Exhibit A, (a) from and after the Transition Date, any usage of “LIBOR Rate” or “Adjusted LIBOR Rate” (other than as used in a LIBOR Rate Related Definition that has been deleted pursuant to the terms of this Exhibit A) in the Existing Agreement or any other Existing Document, as applicable shall be deemed deleted and of no further force or effect and the term “Adjusted Term SOFR” shall be inserted in lieu thereof, (b) from and after the Transition Date, Section 2.11(a) of the Existing Agreement shall be deleted in its entirety and replaced with “(a) [Reserved.]”, (c) to the extent that, immediately prior to giving effect to the provisions of this Exhibit A, the Existing Agreement or any other Existing Document required or permitted the request, making and maintenance of any type of Credit Extension as a LIBOR Rate Loan, such type of Credit Extension shall be available, and may be requested, made and maintained, as a SOFR Credit Extension from and after the Transition Date, subject to satisfaction of the applicable provisions (including conditions precedent to Credit Extensions) of the Amended Agreement and any other applicable Amended Document, and (d) any term or provision of the Existing Agreement or any other Existing Document (other than as used in a LIBOR Rate Related Definition that has been deleted pursuant to the terms of this Exhibit A) that refers or is applicable to a “LIBOR Rate Loan” immediately prior to giving effect to the provisions of the Second Amendment on the Transition Date shall be deemed to refer to and be applicable to a SOFR Credit Extension from and after the Transition Date, unless, and to the extent that, such term or provision is superseded or otherwise modified by the Second Amendment, in which case, such term or provision shall to such extent be construed as so superseded or otherwise modified as set forth in the Second Amendment.
Section 3.02SOFR Conventions and Provisions.  Notwithstanding any provision of the Existing Agreement or any other Existing Document to the contrary, subject to Article IV of this Exhibit A, the following provisions shall apply for purposes of the Amended Agreement and each other applicable Amended Document, and the Existing Agreement and each other applicable Existing Document are each hereby amended and modified from and after the Transition Date to incorporate such provisions therein:
(a)	London Business Days. To the extent that any term or provision of the Existing Agreement or any other Existing Document refers to the term “Business Day”, “Banking Day”, “business day” or other analogous or similar term or provision defining generally the days on which banks are deemed to be open for business, such term or provision shall instead be deemed modified to delete any provision therein referencing London, the United Kingdom or the London interbank market to the extent that any such provision relates primarily to the use or administration of the LIBOR Rate.
(b)	Types of Credit Extension. To the extent that the Existing Agreement or any other Existing Document categorizes Credit Extensions generally or by definition by type of benchmark rate that applies to such Credit Extensions, SOFR Credit Extensions shall constitute a type of Credit Extension, and any such definition shall be deemed to include SOFR Credit Extensions.
(c)	Notice Periods. Any provision under the Existing Agreement or any other Existing Document that required, immediately prior to giving effect to the provisions of Article II of this Exhibit A, the Borrower to provide notice to the Administrative Agent of any borrowing, continuation, renewal, extension, reinstatement, increase, conversion or prepayment of any LIBOR Rate Loan shall be deemed, in each case, to require notice thereof with respect to a SOFR Credit Extension in lieu of such LIBOR Rate Loan; provided, however, that any notice of any such borrowing, continuation, renewal, extension, reinstatement, increase, conversion or prepayment must be received by the Administrative Agent no later than 1:00 p.m., New York City time three (3) U.S. Government Securities Business Days prior to the date thereof.
(d)	Regulation D. Any provision in the Existing Agreement or any other Existing Document that constitutes a requirement for the Borrower to compensate any Lender for any increased cost incurred as a result of a change of law, or any interpretation thereof, or any other analogous or similar yield maintenance provision shall be modified mutatis mutandis to include, as a cost or expense subject to such provisions, without limitation, any cost or expense incurred by such Lender with respect to its Credit Extensions under the Amended Agreement and the other Amended Documents in compliance with regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board of Governors of the Federal Reserve System of the United States, as in effect from time to time and all official rulings and interpretations thereunder or thereof).
(e)	London Interbank Market. Any reference in the Existing Agreement or any other Existing Document to the London interbank market, London interbank Eurodollar market or other analogous or similar term shall be disregarded and, to the extent that such reference operates as a limitation on, or qualification of, the applicability of another provision, such limitation or qualification will be deemed removed.
Article IV.Delayed Rate Switch for Prior Periodic LIBOR Rate Loans.

The provisions in the other Articles of this Exhibit A shall not apply with respect to any (a) LIBOR Rate Loan requested, made or outstanding that bears interest with reference to a LIBOR Rate that (i) is or was set prior to the Transition Date and (ii) is held constant for a specifically designated period and is not reset on a daily or substantially daily basis (disregarding day count, weekend or holiday conventions) and (b) any retroactive margin, yield, fee or commission increases available to the Administrative Agent or the Lenders as a result of any inaccuracy in any financial statement or compliance certificate that, if corrected, would have led to the application of a higher interest margin or yield with respect to any LIBOR Rate Loan or any higher fee or commission for any applicable period, and in each case, the LIBOR Rate Related Definitions and provisions with respect thereto (as in effect immediately prior to giving effect to the provisions of the Second Amendment on the Transition Date) shall continue in effect solely for such purpose; provided that, with respect to any such LIBOR Rate Loan described in clause (a) of this Article IV, such LIBOR Rate Loan shall only continue in effect in accordance with its terms until the then-current Interest Period for such LIBOR Rate Loan has concluded.